Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Carrollton Bancorp Reports

Third Quarter Results and Announces Restatement of Earnings for the First and Second Quarter

Baltimore, Maryland, November 4, 2004 – Carrollton Bancorp (NASDAQ:  CRRB), the parent Company of Carrollton Bank, today announced third quarter earnings of $148,883 compared to $365,353 for the third quarter of 2003.  Net income for the nine month period ending September 30, 2004 totaled $810,994 compared to $979,359 for the same period last year; the prior year included pre-tax security gains net of $346,997.  Accordingly, pre-tax core earnings increased by $73,908 over the same period last year, which represents an 8% increase.  The results for the nine months ended September 30, 2004 reflect the correction of accounting errors relating to the handling of certain fees and costs of the Company’s mortgage subsidiary and certain other costs.

Barbara Broczkowski, the Company’s new CFO, stated that the Company had performed an internal review of the accounting for fees and costs of its mortgage subsidiary Carrollton Mortgage Services, Inc., and for accrued advertising costs of Carrollton Bank, and determined that a restatement of the Company’s earnings for the first and second quarters of 2004 will be necessary due to errors in the accounting for certain of such items.  The restatement will reduce the Company’s net income for the first six months of 2004 by $368,748 to $662,112.  Net income will be decreased by $173,055 to $306,972 for the three months ended March 31, 2004, and by $195,693 to $355,140 for the three months ended June 30, 2004.  Basic and diluted EPS for the first six months of 2004 will be reduced by $.13, from $.36 to $.23.  The third quarter results reflect corrected accounting procedures.

Ms. Broczkowski also stated that the Company expects to file amended Forms 10-Q reflecting the restatement of earnings for the first and second quarters of 2004 prior to filing its Form 10-Q for the third quarter of 2004 later this month.

Robert A. Altieri, President and CEO, confirmed the restatement of earnings does not affect the fundamentals of the Company’s business, its prospects for the future, or the integrity of the Company’s current financial condition.  The Company is very well capitalized, well exceeding applicable regulatory capital requirements.  The Company will continue to follow the path outlined in the Company’s five-year strategic plan – to increase commercial lending while increasing and diversifying its deposit base.

Comparing September 30, 2004 to September 30, 2003, total loans increased 9.5% to $219.0 million.  The Company had net commercial growth of over 5%, or $7.0 million, despite experiencing over $16.0 million in unanticipated payoffs during the first nine-months of the year.  The Company’s deposit base grew a modest $2.3 million; however, non-interest bearing deposits grew from $45.8 million at September 30, 2003, to $55.5 million at September 30, 2004.  The favorable shift in the deposit mix, together with the continued growth in commercial loans, resulted in the Company’s net interest margin increasing to 3.82% for the first nine months of 2004, compared to 3.21% for the same period last year.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of ten branch offices in central Maryland, and a network of 158 ATM’s located in Maryland, Virginia, and West Virginia.  The Company provides brokerage services through Carrollton Financial Services, Inc. and mortgage services through Carrollton Mortgage Services, Inc., both, subsidiaries of the Bank.  The Company is proud to announce the opening of its eleventh branch, its first in Harford County, Maryland.  The branch is located in north Bel Air and is expected to be open by December 15, 2004.

For additional information, contact Barbara Broczkowski, Chief Financial Officer, 410.536.7308, or visit the Company’s internet site at www.carrolltonbank.com.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the anticipated impact of the adjustments and the timing of the Company’s restatement of its financial statements. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003 which is available free of charge on the SEC’s web site at http://www.sec.gov. The Company expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.